Exhibit T3E.1

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re Akorn, Inc. Data Integrity Securities Litigation	Civ. A. No. 1:18-cv-01713

Hon. Matthew F. Kennelly

NOTICE OF (I) PENDENCY OF CLASS ACTION AND PROPOSED SETTLEMENT; (II) SETTLEMENT FAIRNESS HEARING; AND (III) MOTION FOR AN AWARD

OF ATTORNEYS’ FEES AND REIMBURSEMENT OF LITIGATION EXPENSES

A Federal Court authorized this Notice. This is not a solicitation from a lawyer.

PLEASE READ THIS NOTICE CAREFULLY. This Notice explains important rights you may have, including the possible receipt of cash or securities from a settlement in the above class action that, if approved by the Court, will resolve all claims. If you are a member of the Settlement Class, your legal rights will be affected whether or not you act.

WHAT THIS NOTICE CONTAINS

Notice of Class Action, Notice of Settlement and Identity of Litigation Parties, and Summary of Recovery From Settlement Terms, and Identity of Litigation Parties	Page 2
General Information	Page 5
Your Legal Rights and Options in the Settlement	Page 6
Why Did I Get This Notice?	Page 7
What Is This Case About?	Page 8
How Do I Know If I Am Affected By The Settlement? Who Is Included In The Settlement Class?	Page 9
What Are Plaintiffs’ Reasons For The Settlement?	Page 10
What Might Happen If There Were No Settlement?	Page 11
How Are Settlement Class Members Affected By The Action And The Settlement?	Page 11
What Will I Need To Do To Participate In the Settlement?	Page 13
How Much Will My Payment From The Settlement Be?	Page 14
What Payment Are The Attorneys For The Settlement Class Seeking? How Will The Lawyers Be Paid?	Page 14
What If I Do Not Want To Be A Member Of The Settlement Class? How Do I Exclude Myself?	Page 14
When And Where Will The Court Decide Whether To Approve The Settlement? Do I Have To Come To The Hearing? How Do I Object? May I Speak At The Hearing If I Don’t Like The Settlement?	Page 15
What If I Bought Akorn Common Securities On Someone Else’s Behalf?	Page 17
Can I See The Court File? Whom Should I Contact If I Have Questions?	Page 18
Appendix A: Proposed Plan of Allocation of the Net Settlement Fund	Page 19

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Notice of Class Action, notice of Settlement and identity of Litigation Parties, and summary of recovery from settlement

Notice of Pendency of Class Action: Please be advised that your rights may be affected by the above-captioned securities class action (the “Action”) pending in the United States District Court for the Northern District of Illinois (the “Court”) if, during the period from November 3, 2016 through January 8, 2019, inclusive (the “Class Period”), you purchased or otherwise acquired the common stock of Akorn, Inc. (“Akorn”), and were damaged thereby.1

Notice of Settlement and Identity of Litigation Parties: Please also be advised that the Court-appointed lead plaintiffs Gabelli & Co. Investment Advisors, Inc. and Gabelli Funds, LLC (together, the “Gabelli Entities” or “Lead Plaintiffs”), on behalf of themselves and the Settlement Class (as defined in ¶ 20 below), have reached a proposed settlement (the “Settlement”) with the defendants named in the Action, Akorn, Ronald M. Johnson, Duane A. Portwood, Rajat Rai, Brian Tambi and Alan Weinstein (collectively, the “Defendants” and, with Lead Plaintiffs and the Settlement Class, the “Litigation Parties”) which, if approved by the Court, will resolve all claims asserted by Lead Plaintiffs in the Action on behalf of the Settlement Class.

Settlement Class Recovery: The Settlement will resolve all claims in the Action. In exchange for mutual releases by the Litigation Parties, including release by the Settlement Class of any claims against the Defendants, the Settlement Class will receive recovery consisting of cash, common shares, and contingent value rights. In total, the Settlement will provide from approximately $53.6 million to $155.4 million in recovery to the Settlement Class, as described below. The ultimate total value of the Settlement will be determined by the price of Akorn common shares on the dates they are issued to (or sold on behalf of) the Settlement Class as partial consideration for the Settlement and whether other conditions are met for the contingent future components of the Settlement. The components of the Settlement include:

1.	Cash: Up to $30.0 million upon final approval, consisting of 100% of the proceeds from Defendants’ primary and excess director and officer (D&O) insurance policies (subject to a small defense cost reserve that reverts to the Settlement Class shortly after the Effective Date if unused), to be escrowed, if possible, for distribution to Settlement Class Members following the final approval of the Settlement by the Court;

1 Any capitalized terms used in this Notice that are not otherwise defined herein shall have the meanings ascribed to them in the Stipulation and Agreement of Settlement, dated August 9, 2019 (including all exhibits attached thereto, the “Stipulation”), which is available for viewing and/or downloading at www.Akorn2019SecuritiesSettlement.com. This Notice provides only a summary of the Settlement, and you are encouraged to consult the full Stipulation, which sets forth the complete terms of the Settlement. The Stipulation governs any discrepancy between this Notice and the Stipulation.

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2.	Common Stock: Up to approximately 8,735,705 shares of Akorn common stock worth $23.6 million to $65.4 million (estimated using $2.70 to $7.49 per share closing price range since the Delaware Court of Chancery’s unfavorable October 1, 2018 decision allowing Fresenius Kabi AG (“Fresenius”) to terminate its merger agreement with Akorn), consisting of:

•	Approximately 6,486,375 shares upon the final approval of the Settlement by the Court to be escrowed, if possible, for distribution to Settlement Class Members (or sold and the cash proceeds distributed);

•	Approximately 2,249,330 shares to be issued to the Settlement Class (or sold and the cash proceeds distributed) between the Effective Date and December 31, 2024, inclusive, as the shares become available due to the expiration of out-of-the-money options issued under Akorn compensation plans;

3.	Contingent Value Rights: Contingent value rights (“CVRs”) issued by Akorn that entitle the holders to the following:

•	Cash Payments: Annual cash payments over the CVRs’ five-year term in an amount for any year equal to 33.3% of Akorn’s “Excess EBITDA” (i.e., earnings before interest, taxes, depreciation and amortization (EBITDA) above the amount of EBITDA required to meet a 3.0x net leverage ratio, assuming a $100.0 million minimum cash cushion, before any such CVR payment is triggered), if any, for any such year. To the extent any such annual payments are triggered under the CVRs, they are capped at an aggregate of $12.0 million per year and $60.0 million in the aggregate during the term of the CVRs. If cumulative annual payments from the CVRs after 5 years are less than $60.0 million, the term of the CVRs would be extended for up to two (2) years.

•	Change in Control Payment or Bankruptcy Protection Claim: Either (a) a cash payment to the holders of the CVRs in the aggregate amount of $30.0 million upon certain change of control transactions during the term of the CVRs, provided the senior obligations and other debt for borrowed money of Akorn and its subsidiaries are repaid in full in cash; or (b) a general unsecured claim on account of all CVRs in the aggregate amount of $30.0 million if the Company is the subject of a voluntary or involuntary bankruptcy filing during the term of the CVRs (which general unsecured claim will be subordinated to certain debt obligations of Akorn and its subsidiaries in accordance with the terms of the CVR Agreement). Following the making of the Change in Control Payment or receipt by the CVR holders of the Bankruptcy Claim, no further annual payments shall be required. Additionally, CVR holders shall not be entitled to receive both the Change in Control Payment and the Bankruptcy Claim.

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The CVRs will be distributed to Settlement Class Members and Akorn has agreed to work in good faith to cause the CVRs to be traded on the NASDAQ Global Market or another national securities exchange. The securities will be distributed pro rata to Settlement Class Members in a form and denominations to be determined in the sole discretion of Lead Counsel in consultation with Akorn, the claims administrator that administers the Settlement fund (the “Claims Administrator”), and a trustee for the CVRs (the “Trustee”) to be selected by Akorn, in consultation with court-appointed counsel for Plaintiffs (“Lead Counsel”).

The operation of the CVRs will be governed by the Contingent Value Rights Agreement (the “CVR Agreement”) between Akorn and the Trustee. A form of the CVR Agreement is available as Exhibit C to the Stipulation and Agreement of Settlement entered into by Defendants and Plaintiffs (the “Stipulation”), and is subject to modification as set forth in the Stipulation.

In its July 30, 2019 Form 8-K filed with the Commission disclosing the terms of the non-binding agreement in principle entered into by the Litigation Parties to the market and investors, Akorn disclosed that it had recorded an estimated charge and corresponding liability of $74 million associated with such non-binding agreement in principle, as required by generally accepted accounting principles.

PLEASE NOTE: Assuming the Court grants Lead Counsel’s anticipated motion for an award of attorneys’ fees and reimbursement of litigation expenses that will accompany Lead Plaintiffs’ motion for final approval and judgment, the Settlement Class’s recovery from the cash, common shares and CVRs will be subject to: (i) an award of attorneys’ fees to Plaintiffs’ Counsel of up to 25% (payable in the form of 25% of each of the cash, shares upfront and as they become available, and CVRs); and (ii) reimbursement of litigation expenses of up to $1.5 million.

If you have any questions about this Notice, the Settlement, or your eligibility to participate in the Settlement, please DO NOT contact the Court, Akorn, the other Defendants in the Action, or their counsel. All questions should be directed to Lead Counsel or the Claims Administrator (see ¶ 51 below).

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GENERAL INFORMATION

1.         Description of the Action and the Settlement Class: This Notice relates to the proposed Settlement in the pending securities class action brought by Lead Plaintiffs on behalf of investors in Akorn common stock alleging that the Defendants violated the federal securities laws. The Action asserts fraudulent conduct arising from Akorn’s alleged material misrepresentations and omissions during the Class Period that, among other things, Akorn was in compliance with regulations established by the U.S. Food and Drug Administration (“FDA”).

A more detailed description of the Action and the claims asserted against the Defendants is set forth in ¶¶ 10-19 below. The proposed Settlement, if approved by the Court, will settle the claims of the Settlement Class, as defined in ¶ 20 below, as against all Defendants and bring the Action to a close, unless any Defendant terminates or withdraws from the Settlement under certain provisions in the Stipulations.

2.         Estimate of Average Amount of Recovery Per Share: Based on Lead Plaintiffs’ damages expert’s estimates of the number of shares of Akorn common stock purchased during the Class Period that may have been affected by the conduct at issue in the Action and assuming that the Settlement is approved and 100% of Settlement Class Members elect to participate in the Settlement, the estimated average recovery per damaged share of Akorn common stock (before the deduction of any Court-approved fees, expenses and costs from the Settlement Fund as described herein) is $0.21 to $0.61.2

Settlement Class Members should note, however, that the foregoing average recovery per share is only an estimate. Some Settlement Class Members may recover more or less than this estimated amount depending on, among other factors, when and at what prices they purchased/acquired and sold their Akorn common stock and the total allowed claims submitted by Settlement Class Members of the valid Proof of Claim Forms submitted. Distributions to Settlement Class Members will be made based on the Plan of Allocation set forth in Appendix A below (see pages 19-26 below) or such other plan of allocation as may be ordered by the Court.

3.         Statement of Potential Outcome of Case and Potential Damages: Lead Plaintiffs and the Defendants do not agree on the average amount of damages per share that would be recoverable if Lead Plaintiffs were to prevail on the claims asserted against the Defendants at trial in the Action. Among other things, the Defendants do not agree with Lead Plaintiffs’ assertions that: (i) they violated the federal securities laws; (ii) they made false or misleading statements; or (iii) damages were suffered by members of the Settlement Class as a result of the Defendants’ alleged conduct.

2 The estimated recovery per-common share is given as a range because of the prospective nature of the common share recovery and CVRs.

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4.         Attorneys’ Fees and Expenses: Plaintiffs’ Counsel, which have been prosecuting the Action on a wholly contingent basis since 2018, have not received any payment of attorneys’ fees for their representation of the Settlement Class and have advanced the funds to pay expenses necessarily incurred to prosecute this Action. Court-appointed Lead Counsel, Entwistle & Cappucci LLP will apply to the Court for an award of attorneys’ fees in an amount not to exceed 25% of each component of the Settlement Fund. In addition, Plaintiffs’ Counsel will apply for reimbursement of Litigation Expenses paid or incurred in connection with the institution, prosecution and resolution of the claims against the Defendants, in an amount not to exceed $1,500,000, which may include an application for reimbursement of the reasonable costs and expenses incurred by Lead Plaintiffs directly related to their representation of the Settlement Class. Any fees and expenses awarded by the Court will be paid from the Settlement Fund. Settlement Class Members are not personally liable for any such fees or expenses. If the Court approves Lead Counsel’s fee and expense application and the Settlement, the estimated average cost for these fees and expenses would be $0.05 to $0.15 per damaged share.

5.         Identification of Attorneys’ Representatives: The Settlement Class is represented by (i) Andrew J. Entwistle, Esq. of Entwistle & Cappucci LLP, 500 W. 2nd Street, Suite 1900-16, Austin, Texas 7870, (512) 710-5960, aentwistle@entwistle-law.com; and (ii) Vincent R. Cappucci, Esq. of Entwistle & Cappucci LLP, 299 Park Avenue, 20th Floor, New York, NY 10171, (212) 894-7200, vcappucci@entwistle-law.com.

6.         Reasons for the Settlement: Lead Plaintiffs’ principal reason for entering into the Settlement is the substantial current and prospective recovery for the Settlement Class without the risk or the delays inherent in further litigation against the Defendants. First and foremost, Akorn currently lacks the ability to pay a significant judgment should one be obtained following a trial. Moreover, the substantial benefits provided under the proposed Settlement must be considered against the significant risk that a smaller recovery – or indeed no recovery at all – might be achieved after contested motions, a trial of the Action against the Defendants, and likely appeals that would follow a trial, a process that could be expected to last several years. The Defendants deny all allegations of wrongdoing or liability whatsoever and are entering into the Settlement solely to eliminate the uncertainty, burden, and expense of further protracted litigation.

YOUR LEGAL RIGHTS AND OPTIONS IN THE SETTLEMENT:

SUBMIT A PROOF OF CLAIM FORM POSTMARKED NO LATER THAN ______. ONLY ONE PROOF OF CLAIM FORM NEEDS TO BE SUBMITTED.	This is the only way to be eligible to receive a payment from the proceeds of the Settlement. If you are a Settlement Class Member and you remain in the Settlement Class, you will be bound by the Settlement as approved by the Court and you will give up any Released Plaintiffs’ Claims (defined in ¶ 27 below) that you have against the Defendants and the other Released Persons (defined in ¶ 28 below), so it is in your interest to submit a Proof of Claim Form.
EXCLUDE YOURSELF FROM THE SETTLEMENT CLASS BY SUBMITTING A WRITTEN REQUEST FOR EXCLUSION SO THAT IT IS RECEIVED NO LATER THAN __________.	If you exclude yourself from the Settlement Class, you will not be eligible to receive any payment from the Settlement Fund. This is the only option that allows you ever to be part of any other lawsuit against any of the Defendants or the other Released Persons concerning the Released Plaintiffs’ Claims.
OBJECT TO THE SETTLEMENT BY SUBMITTING A WRITTEN OBJECTION SO THAT IT IS RECEIVED NO LATER THAN ___________.	If you do not like the Settlement, the proposed Plan of Allocation, or the request for attorneys’ fees and reimbursement of Litigation Expenses, you may write to the Court and explain why you do not like them. You cannot object to the Settlement, the Plan of Allocation, or the fee and expense request unless you are a Settlement Class Member and do not exclude yourself from the Settlement Class.
GO TO A HEARING ON _______ AT ______, AND FILE A NOTICE OF INTENTION TO APPEAR SO THAT IT IS RECEIVED NO LATER THAN ___________.	Filing a written objection and notice of intention to appear by ________ allows you to speak in Court, at the discretion of the Court, about the fairness of one or more of the Settlement, the Plan of Allocation, and/or the request for attorneys’ fees and expenses. If you submit a written objection, you may (but you do not have to) attend the hearing and, at the discretion of the Court, speak to the Court about your objection.
DO NOTHING.	If you are a member of the Settlement Class and you do not submit a valid Proof of Claim Form, you will not be eligible to receive any payment from the Settlement Fund. You will, however, remain a member of the Settlement Class, which means that you give up your right to sue about the claims that are resolved by the Settlement and you will be bound by any judgments or orders entered by the Court in the Action.

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WHY DID I GET THIS NOTICE?

7.         The Court directed that this Notice be mailed to you because you or someone in your family or an investment account for which you serve as a custodian may have purchased or otherwise acquired Akorn common stock during the Class Period (from November 3, 2016 through January 8, 2019, inclusive). The Court has directed us to send you this Notice because, as a potential Settlement Class Member, you have a right to know about your options before the Court rules on the Settlement. Additionally, you have the right to understand how this class action lawsuit may generally affect your legal rights.

8.         The purpose of this Notice is to inform you of the existence of the Action, that it is a class action, how you might be affected, and how to exclude yourself from the Settlement Class if you wish to so do. It is also being sent to inform you of the terms of the Settlement and of a hearing to be held by the Court to consider the fairness, reasonableness, and adequacy of the Settlement (the “Settlement Hearing”). See ¶¶ 42-49 below for details about the Settlement Hearing, including the date and location of the hearing.

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9.            The issuance of this Notice is not an expression of any opinion by the Court concerning the merits of any claim in the Action, and the Court still has to decide whether to approve the Settlement.

WHAT IS THIS CASE ABOUT?

10.        Defendant Akorn develops, manufactures and markets generic and branded pharmaceuticals. Akorn’s business depends on obtaining timely new product approvals from FDA, which requires Akorn to comply with rigorous FDA data integrity and current Good Manufacturing Practices (“cGMP”) regulations. Lead Plaintiffs’ complaint alleges that, during the Class Period, Defendant Akorn made, and the other Defendants made or caused to be made, material misrepresentations and omissions that, among other things, Akorn was in compliance with FDA data integrity and cGMP regulations and, consequently, valuable drugs in Akorn’s product pipeline would soon obtain FDA approval. Lead Plaintiffs allege these material misrepresentations and omissions violated federal securities laws and that Akorn investors suffered economic harm when the truth about the nature of Akorn’s lack of regulatory compliance was revealed through a series of disclosures, including documents and testimony during a trial in the Delaware Court of Chancery in connection with Akorn’s failed merger with Fresenius.

11.        On March 8, 2018, a securities class action complaint was filed in the Court by purchasers of Akorn common stock. On May 31, 2018, the Court appointed the Gabelli Entities to serve as Lead Plaintiffs in the Action, and approved Lead Plaintiffs’ selection of the law firms of Entwistle & Cappucci LLP as Lead Counsel for the putative class and Bernstein Litowitz Berger & Grossmann LLP as Liaison Counsel.

12.        On September 5, 2018, Lead Plaintiffs filed the Consolidated Amended Class Action Complaint (the “Amended Complaint”). The relevant claims asserted in the Amended Complaint were (a) claims under Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Securities and Exchange Commission (“SEC”) Rule 10b-5 promulgated thereunder, against Akorn and certain of the other Litigation Parties who served as senior management and/or directors of Akorn; and (b) claims under Section 20(a) of the Exchange Act against certain of the Litigation Parties who served a senior management and/or directors of Akorn.

13.        On December 10, 2018, the Defendants filed an answer to the Amended Complaint that denied liability and the essential factual allegations therein and asserted eighteen (18) separate affirmative defenses.

14.        Discovery in the Action commenced in December 2018. Through the date the agreement to settle with the Defendants was reached, discovery included, among other things: (i) the review and analysis of more than 12 million pages of documents produced by Plaintiffs, Defendants and third parties; and (ii) a comprehensive review and analysis of the record in an action in the Delaware Court of Chancery concerning many of the same issues, including reviewing all pleadings, motions, deposition transcripts, joint trial exhibits and appellate briefs, as well as in-person attendance at the five-day bench trial and all public Chancery Court hearings. The Litigation Parties also served 15 subpoenas on non-parties, and exchanged initial disclosures and letters concerning discovery issues. In addition, Lead Plaintiffs consulted a world-renowned expert economist and submitted a detailed report concerning the issues of market efficiency and class-wide damages for Akorn Securities sold during the Class Period.

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15.     On April 22, 2019, Lead Plaintiffs filed a Second Consolidated Amended Complaint (the “Operative Complaint” or “Complaint”), which (1) added allegations related to information that came to light in connection with the action in the Delaware Court of Chancery, and (2) alleged a class period of November 3, 2016 through January 8, 2019, inclusive.

16.     On July 5, 2019, Plaintiffs moved to certify the Action as a class action pursuant to Rules 23(a) and 23(b)(3) of the Federal Rules of Civil Procedure. The Court had not ruled on that motion when the Litigation Parties reached a settlement. Consistent with the Complaint, Lead Plaintiffs sought to certify a class of all persons and entities who purchased or otherwise acquired Akorn’s common stock between November 3, 2016 and January 8, 2019, inclusive, and were damaged thereby (with certain exclusions).

17.        On August 9, 2019, after extensive arm’s-length negotiations facilitated by former United States District Judge Layn R. Phillips, acting as mediator, the Litigation Parties entered into the Stipulation, which sets forth the terms and conditions of the Settlement. The Stipulation can be viewed at www.Akorn2019SecuritiesSettlement.com.

18.     Based upon their investigation, prosecution, and settlement of the case, Lead Plaintiffs and Lead Counsel have concluded that the terms and conditions of the Stipulations are fair, reasonable, and adequate to Plaintiffs and the Settlement Class, and in their best interests.

19.     The Defendants are entering into the Stipulation solely to eliminate the uncertainty, risk, burden, and expense of further protracted litigation. Each of the Defendants denies any wrongdoing.

HOW DO I KNOW IF I AM AFFECTED BY THE SETTLEMENT? WHO IS INCLUDED IN THE SETTLEMENT CLASS?

20.     If you are a member of the Settlement Class, you are subject to the terms of the Settlement, unless you timely request to be excluded. The “Settlement Class” consists of all persons and entities that purchased or otherwise acquired Akorn, Inc.’s common stock from November 3, 2016 through January 8, 2019, inclusive, and were damaged thereby, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them.

Excluded from the Settlement Class are: (i) Defendants; (ii) any person who was an officer, director or managing agent of Akorn or any of its subsidiaries or affiliates at any point during the Class Period; (iii) members of the immediate family of any of the foregoing individuals (including all trusts and other entities related to, owned or controlled by such individuals); (iv) any affiliate of Akorn; (v) any entity in which any Defendant has or had a controlling interest; and (vi) the legal representatives, heirs, predecessors, successors or assigns of any of the foregoing. Also excluded from the Settlement Class are any persons or entities who or which validly exclude themselves by submitting a request for exclusion from the Settlement Class in accordance with the requirements set forth in this Notice. See “What if I Do Not Want To Be A Member Of The Settlement Class? How Do I Exclude Myself” (¶¶ 38-41 below).

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RECEIPT OF THIS NOTICE DOES NOT MEAN THAT YOU ARE A SETTLEMENT CLASS MEMBER OR THAT YOU WILL BE ENTITLED TO RECEIVE PROCEEDS FROM THE SETTLEMENT.

IF YOU ARE A SETTLEMENT CLASS MEMBER AND YOU WISH TO BE ELIGIBLE TO PARTICIPATE IN THE DISTRIBUTION OF PROCEEDS FROM THE SETTLEMENT, YOU ARE REQUIRED TO SUBMIT THE PROOF OF CLAIM FORM THAT IS BEING DISTRIBUTED WITH THIS NOTICE AND THE REQUIRED SUPPORTING DOCUMENTATION AS SET FORTH THEREIN POSTMARKED NO LATER THAN ____________.

WHAT ARE PLAINTIFFS’ REASONS FOR THE SETTLEMENT?

21.     Lead Plaintiffs and Lead Counsel believe that the claims asserted against the Defendants have merit. They recognize, however, the expense and length of continued proceedings necessary to pursue their claims against the Defendants through trial and appeals, as well as the very substantial risks they would face in establishing liability and damages. Such risks include the potential challenges associated with proving that there were material misstatements and omissions in Defendants’ public statements. There were also risks related to damages, including the risk that a jury would conclude that most or all of the decline in Akorn’s stock price related to factors other than the alleged fraud. Lead Plaintiffs would have to prevail at several stages – motions for class certification and summary judgment, a trial, and if they prevailed on those, on the appeals that were likely to follow. In addition, Akorn’s precarious financial condition seriously limited the sources of recovery in this proceeding. Thus, there were very significant risks attendant to the continued prosecution of the claims against the Defendants.

22.     In light of these risks, the amount of the Settlement, the certainty of an initial recovery to the Settlement Class, and the prospect for additional recovery if certain conditions are met, Lead Plaintiffs and Lead Counsel believe that the proposed Settlement is fair, reasonable, and adequate, and in the best interests of the Settlement Class. Plaintiffs and Lead Counsel believe that the Settlement provides a substantial benefit to the Settlement Class, namely approximately $30.0 million in cash (less the various deductions described in this Notice) and potential additional recoveries of $125.4 million from Settlement Shares and CVRs, as compared to the risk that the claims in the Action against the Defendants might produce a smaller, or no, recovery, after summary judgment, trial, and appeals.

23.     The Defendants have denied the claims asserted against them in the Action and deny having engaged in any wrongdoing or violation of law of any kind whatsoever. The Defendants have agreed to the Settlement solely to eliminate the burden and expense of continued litigation. Accordingly, the Settlement may not be construed as an admission of any wrongdoing by the Defendants.

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WHAT MIGHT HAPPEN IF THERE WERE NO SETTLEMENT?

24.     If there were no Settlement, and Plaintiffs failed to establish any essential legal or factual element of their claims against the Defendants, neither Lead Plaintiffs nor the other members of the Settlement Class would recover anything. Also, if the Defendants were successful in proving any of their defenses, either at summary judgment, at trial, or on appeal, the Settlement Class could recover substantially less from the Defendants than the amount provided in the Settlement, or nothing at all. Finally, even if Plaintiffs established all elements of their claims and overcame all of Defendants’ defenses, and proved all alleged damages, and prevailed in appeals, there is significant doubt as to whether Defendants’ would be able to pay a judgment in such an amount. In any bankruptcy proceeding, the Class would likely recover less than the amount of the Settlement and might recover nothing at all.

HOW ARE SETTLEMENT CLASS MEMBERS AFFECTED BY THE ACTION AND THE SETTLEMENT?

25.     If you are a Settlement Class Member, you are represented by Lead Plaintiffs and Lead Counsel, unless you enter an appearance through counsel of your own choice at your own expense. You are not required to retain your own counsel, but if you choose to do so, such counsel must file a notice of appearance on your behalf and must serve copies of his or her appearance on the attorneys listed in the section entitled, “When And Where Will The Court Decide Whether To Approve The Settlement?” (¶¶ 42-49 below).

26.     If you are a Settlement Class Member and you do not exclude yourself from the Settlement Class,3 you will be bound by any orders issued by the Court relating to the Settlement. If the Settlement is approved, the Court will enter a judgment (the “Order and Final Judgment”). The Order and Final Judgment will dismiss with prejudice the claims against the respective Defendants and will provide that, upon the Effective Date of the Settlement, Lead Plaintiffs and each of the other Settlement Class Members, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns in their capacities as such, will have fully, finally, and forever compromised, settled, released, resolved, relinquished, waived, and discharged each and every Released Plaintiffs’ Claim (as defined in ¶ 27 below) against the Defendants and the other Released Persons (as defined in ¶ 28 below) for that Settlement, and will forever be barred and enjoined from prosecuting any or all of the Released Plaintiffs’ Claims against any of those Released Persons.

3 If you are a Settlement Class Member and do not wish to remain a class member, you may exclude yourself from the Settlement Class with respect to one or more of the Settlement by following the instructions in the section entitled, “What If I Do Not Want To Be A Member Of The Settlement Class? How Do I Exclude Myself?” (¶¶ 38-41 below).

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27.     “Released Plaintiffs’ Claims” means any and all claims demands, rights, actions or causes of action, whether the claims are known or Unknown Claims, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, accrued or unaccrued, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding, including, but not limited to, any claims arising under federal or state statutory or common law or relating to alleged fraud, misrepresentation (negligent, reckless, intentional or otherwise, and including misrepresentations through omission(s)), breach of any duty, negligence, violations of federal or state securities laws or any other claim under any theory by or on behalf of the Lead Plaintiffs and/or any and all Settlement Class Members that any of the Releasing Persons ever had, now has, or hereafter can, shall or may have against the Released Persons by reason of, arising out of, relating to or in connection with (i) the allegations, facts, matters, events, transactions, acts, occurrences, statements, representations, misrepresentations, or omissions or failures to act that were alleged or could have been alleged in the Action; (ii) any disclosures, non-disclosures or public statements made in connection with any of the foregoing; and (iii) the Stipulation and the Settlement. Released Plaintiffs’ Claims do not include: (i) any claim by or on behalf of any Defendant against any insurance carrier; (ii) any claim to enforce the Settlement, if approved by the Court, or the Stipulation; and (iii) any claim of or against any Opt-Outs.

28.     “Released Persons” refers jointly and severally, individually and collectively to all current or former Defendants in the Action and their current and former directors, officers, shareholders, employees, servants, partners, agents, affiliates, subsidiaries, parents, joint ventures, successors or assigns, and any representatives, trustees, executors, heirs, assigns or transferees, attorneys, accountants, investment bankers, commercial bankers, advisors or insurers of any of the foregoing, as well as all counsel representing such persons or entities in connection with the Action or any transaction from which the Action arises. As used in this definition, “affiliates” means entities controlling, controlled by or under common control with any of the Released Persons.

29.     “Unknown Claims” means any and all claims that Defendants, Lead Plaintiffs or any other Settlement Class Member, and any or all other persons and entities whose claims are being released, do not know or suspect to exist, which, if known by him, her, or it, might affect his, her, or its agreement to release the Released Persons or the Released Plaintiffs’ Claims, or might affect his, her or its decision to object or not object to the Settlement. With respect to any and all Released Claims, the Litigation Parties stipulate and agree that, upon the Effective Date of the Settlement, Plaintiffs and Defendants shall expressly waive, and each Released Person and Plaintiffs’ Releasees shall be deemed to have waived, and by operation of the Order and Final Judgment shall have expressly waived, any and all provisions, rights, and benefits of or conferred by any law of any state or territory of the United States or by any law of any other country, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Plaintiffs or Defendants may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Plaintiffs’ Claims, but hereby stipulate and agree that Lead Plaintiffs and each other Plaintiffs’ Releasees shall be deemed to settle and release, and upon the Effective Date and by operation of the Order and Final Judgment shall have settled and released, fully, finally, and forever, all Released Plaintiffs’ Claims against Released Persons, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exists, or which heretofore existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent or intentional and with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts.

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30.     The Order and Final Judgment will also provide that, upon the Effective Date of the Settlement, the Defendants, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns in their capacities as such, will have fully, finally and forever compromised, settled, released, resolved, relinquished, waived, and discharged each and every Released Defendants’ Claim (as defined in ¶ 31 below) against Lead Plaintiffs and the other Plaintiffs’ Releasees (as defined in ¶ 32 below), and will forever be barred and enjoined from prosecuting any or all of the Released Defendants’ Claims against any of the Plaintiffs’ Releasees.

31.     “Released Defendants’ Claims” means all claims and causes of action of every nature and description, whether known claims or Unknown Claims, whether arising under federal, state, common or foreign law, that arise out of, relate in any way to or are connected with the institution, prosecution, assertion, Settlement or resolution of the Action that Defendants have asserted or could have asserted against the Lead Plaintiffs and the other Settlement Class Members. Released Defendants’ Claims do not include: (i) any claims against any person or entity who or that submits a request for exclusion from the Settlement Class that is accepted by the Court; and (ii) any claims relating to the enforcement of the Settlement.

32.     “Plaintiffs’ Releasees” means Lead Plaintiffs, Settlement Class Members and, to the extent acting as such, Lead Plaintiffs’ or any Settlement Class Members’ current and former directors, officers, shareholders, employees, servants, partners, agents, affiliates, subsidiaries, parents, joint ventures, successors or assigns, and any representatives, trustees, executors, heirs, assigns or transferees, attorneys, accountants, investment bankers, commercial bankers, advisors or insurers of any of the foregoing, jointly and severally, individually and collectively, whether in an individual, class, representative, legal, equitable or any other type or in any other capacity. As used in this definition, “affiliates” means entities controlling, controlled by or under common control.

WHAT WILL I NEED TO DO TO PARTICIPATE IN THE SETTLEMENT?

33.     To be eligible for a payment from the Settlement Fund, you must be a member of the Settlement Class and you must timely complete and return the Proof of Claim Form with adequate supporting documentation postmarked no later than ___________, 2019. A Proof of Claim Form is included with this Notice, or you may obtain one from the website maintained by the Claims Administrator for the Settlement, www.Akorn2019SecuritiesSettlement.com, or you may request that a Proof of Claim Form be mailed to you by calling the Claims Administrator toll free at 1-844-961-0314. Please retain all records of your ownership of and transactions in Akorn common stock, as they may be needed to document your Claim. If you request exclusion from the Settlement Class or do not submit a timely and valid Proof of Claim Form, you will not be eligible to share in the Net Settlement Fund.

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HOW MUCH WILL MY PAYMENT FROM THE SETTLEMENT BE?

34.     At this time, it is not possible to make any determination as to how much any individual Settlement Class Member may receive from the Settlement.

35.     The proceeds of the Settlement will be distributed in accordance with a plan of allocation that is approved by the Court. The amounts to be distributed to individual Settlement Class Members will depend on a variety of factors, including: the number of other Settlement Class Members who submit valid Proof of Claim Forms; the number of shares of Akorn stock the claimant purchased during the Class Period, the prices and dates of those purchases; and the prices and dates of any sales of such shares of Akorn stock.

36.     The proposed Plan of Allocation, which is subject to Court approval, appears in Appendix A (pages 19-26 of this Notice). Please review the Plan of Allocation carefully.

WHAT PAYMENT ARE THE ATTORNEYS FOR THE SETTLEMENT CLASS SEEKING? HOW WILL THE LAWYERS BE PAID?

37.     Plaintiffs’ Counsel have not received any payment for their services in pursuing claims against the Defendants on behalf of the Settlement Class, nor have Plaintiffs’ Counsel been reimbursed for their out-of-pocket expenses. Before final approval of the Settlement, Lead Counsel will apply to the Court for an award of attorneys’ fees for all Plaintiffs’ Counsel in an amount not to exceed 25% of each component of the Settlement Fund. At the same time, Lead Counsel also intends to apply for reimbursement of Litigation Expenses in an amount not to exceed $1,500,000, which may include an application for reimbursement of the reasonable costs and expenses incurred by Plaintiffs directly related to their representation of the Settlement Class. The Court will determine the amount of any award of attorneys’ fees or reimbursement of Litigation Expenses. Such sums as may be approved by the Court will be paid from the Settlement Fund. Settlement Class Members are not personally liable for any such fees or expenses.

WHAT IF I DO NOT WANT TO BE A MEMBER OF THE SETTLEMENT CLASS? HOW DO I EXCLUDE MYSELF?

38.     Each Settlement Class Member will be bound by the determinations, orders, and judgments in this Action relating to the Settlement, whether favorable or unfavorable, unless such person or entity mails or delivers a written Request for Exclusion from the Settlement Class, addressed to Claims Administrator at In re Akorn, Inc. Data Integrity Securities Litigation, EXCLUSIONS c/o JND Legal Administration, PO Box 91702, Seattle, WA 98111-9307. The exclusion request must be received no later than _______________, 2019. You will not be able to exclude yourself from the Settlement Class after that date. Each Request for Exclusion must: (a) state the name, address, and telephone number of the person or entity requesting exclusion, and in the case of entities, the name and telephone number of the appropriate contact person; (b) state that such person or entity “requests exclusion” from the Settlement in In re Akorn, Inc. Data Integrity Securities Litigation, Case No. 1:18-cv-01713; (c) state the number of shares of Akorn common stock that the person or entity requesting exclusion purchased/acquired and/or sold during the Class Period (i.e., from November 3, 2016 through January 8, 2019, inclusive), as well as the dates, number of shares, and prices of each such purchase/acquisition and sale; and (d) be signed by the person or entity requesting exclusion or an authorized representative. A Request for Exclusion shall not be valid and effective unless it provides all the information called for in this paragraph and is received within the time stated above, or is otherwise accepted by the Court.

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39.     If you do not want to be part of the Settlement Class, you must follow these instructions for exclusion even if you have pending, or later file, another lawsuit, arbitration, or other proceeding relating to any Released Plaintiffs’ Claim against any of the Released Persons. Excluding yourself from the Settlement Class is the only option that allows you to be part of any other lawsuit against any of the Defendants or the other Released Persons concerning the Released Plaintiffs’ Claims.

40.     If you exclude yourself from the Settlement Class, you will not be able to request a payment from the Settlement, and you cannot object to the Settlement. You will not be bound by anything that happens in this lawsuit with respect to the Defendants for the Settlement, and you may be able to sue those Defendants on your own in the future.

41.     The Defendants have the right to terminate the Settlement if valid requests for exclusion are received from persons and entities entitled to be members of the Settlement Class in an amount that exceeds an amount agreed to by Plaintiffs and the Defendants.

WHEN AND WHERE WILL THE COURT DECIDE WHETHER TO APPROVE THE SETTLEMENT? DO I HAVE TO COME TO THE HEARING? HOW DO I OBJECT? MAY I SPEAK AT THE HEARING IF I DON’T LIKE THE SETTLEMENT?

42.     Settlement Class Members do not need to attend the Settlement Hearing. The Court will consider any submission made in accordance with the provisions below even if a class member does not attend the hearing. Settlement Class Members can participate in the Settlement without attending the Settlement Hearing. Please Note: The date and time of the Settlement Hearing may change without further written notice to the Settlement Class. You should monitor the Court’s docket and the website maintained by the Claims Administrator, www.Akorn2019SecuritiesSettlement.com, before making plans to attend the Settlement Hearing. You may also confirm the date and time of the Settlement Hearing by contacting Lead Counsel.

43.     The Settlement Hearing will be held on _______________, 2019 at _________, before the Honorable Matthew F. Kennelly at the United States District Court for the Northern District of Illinois, Everett McKinley Dirksen United States Courthouse, 219 South Dearborn Street, Chicago, IL 60604, Courtroom 2301. The Court reserves the right to approve the Settlement, the Plan of Allocation, Lead Counsel’s motion for an award of attorneys’ fees and reimbursement of Litigation Expenses, and/or any other matter related to the Settlement at or after the Settlement Hearing without further notice to the members of the Settlement Class.

44.     Any Settlement Class Member who or which does not request exclusion may object to the Settlement, the proposed Plan of Allocation, or Lead Counsel’s motion for an award of attorneys’ fees and reimbursement of Litigation Expenses. Objections must be in writing. You must file any written objection, together with copies of all other papers and briefs supporting the objection, with the Clerk’s Office at the United States District Court for the Northern District of Illinois at the address set forth below on or before _________, 2019. You must also mail the papers to Lead Counsel and to the Defendants’ Counsel who represent the Defendants in the Settlement(s) to which you object at the addresses set forth below so that the papers are received on or before __________, 2019.

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Clerk’s Office	Lead Counsel	Defendants’ Counsel
U.S. District Court Northern District of Illinois Everett McKinley Dirksen United States Courthouse 219 South Dearborn Street Chicago, IL 60604	Entwistle & Cappucci LLP Andrew J. Entwistle, Esq. 299 Park Avenue 20th Floor New York, NY 10171	Cravath, Swaine & Moore LLP Robert H. Baron Worldwide Plaza 825 Eighth Avenue New York, NY 10019

45.     Any objection: (a) must state the name, address, and telephone number of the person or entity objecting and must be signed by the objector; (b) must contain a statement of the Settlement Class Member’s objection or objections, and the specific reasons for each objection, including any legal and evidentiary support the Settlement Class Member wishes to bring to the Court’s attention and whether the objection applies only to the objector, to a specific subset of the Settlement Class, or to the entire Settlement Class; and (c) must include documents sufficient to prove membership in the Settlement Class, including the number of shares of Akorn common stock purchased/acquired and/or sold during the Class Period (i.e., from November 3, 2016 through January 8, 2019, inclusive), as well as the dates, number of shares and prices of each such purchase/acquisition and sale. You may not object to the Settlement, the Plan of Allocation, or Lead Counsel’s motion for attorneys’ fees and reimbursement of Litigation Expenses if you exclude yourself from the Settlement Class or if you are not a member of the Settlement Class.

46.     You may file a written objection without having to appear at the Settlement Hearing. You may not, however, appear at the Settlement Hearing to present your objection unless you first filed and served a written objection in accordance with the procedures described above, unless the Court orders otherwise.

47.     If you wish to be heard orally at the hearing, you must also file a notice of appearance with the Clerk’s Office and serve it on Lead Counsel and Defendants’ Counsel at the addresses set forth in ¶ 44 above so that the notice is received on or before __________, 2019. Persons who intend to object and desire to present evidence at the Settlement Hearing must include in their written objection or notice of appearance the identity of any witnesses they may call to testify and exhibits they intend to introduce into evidence at the hearing. Such persons may be heard orally at the discretion of the Court.

48.     You are not required to hire an attorney to represent you in making written objections or in appearing at the Settlement Hearing. However, if you decide to hire an attorney, it will be at your own expense, and that attorney must file a notice of appearance with the Court and serve it on Lead Counsel and Defendants’ Counsel at the addresses set forth in ¶ 44 above so that the notice is received on or before ____________, 2019.

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49.     Unless the Court orders otherwise, any Settlement Class Member who does not object in the manner described above will be deemed to have waived any objection and shall be forever foreclosed from making any objection to the Settlement, the proposed Plan of Allocation, or Lead Counsel’s motion for an award of attorneys’ fees and reimbursement of Litigation Expenses. Settlement Class Members do not need to appear at the Settlement Hearing or take any other action to indicate their approval.

WHAT IF I BOUGHT AKORN STOCK ON SOMEONE ELSE’S BEHALF?

50.     If during the period from November 3, 2016 through January 8, 2019, inclusive (the “Class Period”), you purchased or otherwise acquired Akorn common stock, for the beneficial interest of persons or organizations other than yourself, you must do at least one of the following with respect to each such beneficial owner:

(a) within seven (7) business days of receipt of this Notice, request from the Claims Administrator a copy of the Notice and Proof of Claim Form to forward to the beneficial owner and within seven (7) calendar days of receipt of that Notice forward it to the beneficial owner;

(b) within seven (7) business days of receipt of this Notice, transmit an electronic copy of the Notice and Proof of Claim Form to the beneficial owner by the means and in the manner which you or your affiliates ordinarily transmit important information to the beneficial owner regarding investments made on his, her or its behalf (e.g. by electronic mail to a brokerage client who has opted to receive notifications by electronic mail); or

(c) within ten (10) business days of receipt of this Notice, provide the name and address of the beneficial owner to In re Akorn, Inc. Data Integrity Securities Litigation, c/o JND Legal Administration PO Box 91207 Seattle, WA 98111-9307.

If you choose the first or second option, you must send a statement to the Claims Administrator confirming that all required mailing or electronic transmissions were made and you must retain your mailing records for use in connection with any further notices that may be provided in the Action. If you choose the third option, the Claims Administrator will send a copy of the Notice to the beneficial owner. Upon full compliance with these directions, such nominees may seek reimbursement of their reasonable expenses actually incurred, by providing the Claims Administrator with proper documentation supporting the expenses for which reimbursement is sought. Copies of this Notice may also be obtained from the website maintained by the Claims Administrator, www.Akorn2019SecuritiesSettlement.com, by calling the Claims Administrator toll-free at 1-844-961-0314, or by emailing the Claims Administrator at info@Akorn2019SecuritiesSettlement.com.

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CAN I SEE THE COURT FILE? WHOM SHOULD I CONTACT IF I HAVE QUESTIONS?

51.              This Notice contains only a summary of the terms of the proposed Settlement. For more detailed information about the matters involved in this Action, you are referred to the papers on file in the Action, including the Stipulation, which will be posted on the website maintained by the Claims Administrator, www.Akorn2019SecuritiesSettlement.com. Additionally, copies of the Stipulation and any related orders entered by the Court may be inspected during regular office hours at the Office of the Clerk, Everett McKinley Dirksen United States Courthouse, 219 South Dearborn Street, Chicago, IL 60604.

Requests for the Notice or to be added to the mailing list for future notices in the Action should be made to:	Inquiries, other than requests for the Notice, should be made to Lead Counsel:
In re Akorn, Inc. Data Integrity Securities Litigation c/o JND Legal Administration PO Box 91207 Seattle, WA 98111-9307 info@Akorn2019SecuritiesSettlement.com www.Akorn2019SecuritiesSettlement.com

Andrew J. Entwistle, Esq.

c/o ENTWISTLE & CAPPUCCI LLP

500 W. 2nd Street, Suite 1900-16
Austin, Texas 78701

(512) 710-5960

aentwistle@entwistle-law.com

or

Joshua K. Porter, Esq.

c/o ENTWISTLE & CAPPUCCI LLP

299 Park Avenue, 20th Floor

New York, NY 10171

(212) 894-7200

jporter@entwistle-law.com

DO NOT CALL OR WRITE THE COURT, THE OFFICE OF THE CLERK OF THE COURT, DEFENDANTS OR THEIR COUNSEL REGARDING THIS NOTICE.

Dated: __________, 2019	By Order of the Court
United States District Court
Northern District of Illinois

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APPENDIX A: PROPOSED PLAN OF ALLOCATION OF NET SETTLEMENT FUND

GENERAL PROVISIONS

52.     This Plan of Allocation will govern the distribution of the Net Settlement Fund. 4

53.     The Plan of Allocation has been prepared by Lead Plaintiffs, and reflects: (i) the allegations in the Complaint that the Defendants committed various violations of the federal securities laws; and (ii) analyses by Plaintiffs’ expert on damages to create a framework for equitable distribution of the Net Settlement Fund among Settlement Class Members who suffered economic losses as a result of the Defendants’ alleged violations of the federal securities laws.

54.     The Plan of Allocation is not a formal damage analysis. The calculations made pursuant to the Plan of Allocation are not intended to estimate the amounts Settlement Class Members might have recovered after a trial. Nor are the calculations intended to estimate the amounts that will be paid to Authorized Claimants pursuant to the Settlement. The computations under the Plan of Allocation are a method to weigh the claims of Authorized Claimants against one another for the purposes of making allocations of the available settlement funds among Authorized Claimants.

55.     At this time, it is not possible to make any determination as to how much individual Settlement Class Members may receive from the Settlement. Your share of the Net Settlement Fund will depend on the number of valid and acceptable Proof of Claim Forms submitted by members of the Settlement Class; how many shares of Akorn common stock you purchased, when you purchased them, and the purchase price; the date on which you sold those securities (if you sold them); and the price at which you sold, the value of the Settlement Shares, and the amount paid, if any, pursuant to the CVRs, among other factors.

56.     Any payment to an Authorized Claimant that would amount to less than $10.00 does not meet the minimum threshold set for distributions and no such payments will be made.

57.     The Net Settlement Fund will not be distributed unless and until the Court has approved the Settlement and the Plan of Allocation, and such approval shall have become Final.

58.     Approval of the Settlement is independent from approval of a plan of allocation. Any determination with respect to a plan of allocation will not affect the Settlement, if approved.

4 The Settlement Shares, less any Settlement Shares awarded to Plaintiffs’ Counsel as attorneys’ fees, are referred to as the “Class Settlement Shares”. Pursuant to the Stipulation, Lead Counsel has the right to decide, in its sole discretion, whether to (i) distribute the Class Settlement Shares or Settlement CVRs to Settlement Class Members who timely submit valid Proof of Claim Forms to the Claims Administrator (“Authorized Claimants”) or (ii) sell all or any portion of the Class Settlement Shares or Settlement CVRs and distribute the net cash proceeds from the sale of the shares to Authorized Claimants. No representation can be made as to what the value of the Class Settlement Shares or Settlement CVRs will be at the time the shares are distributed or, if applicable, sold for the benefit of Settlement Class Members.

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59.     Unless the Court otherwise orders, any Settlement Class Member who fails to submit a Proof of Claim Form postmarked on or before ___________ shall be fully and forever barred from receiving payments pursuant to the Settlement but will in all other respects remain a Settlement Class Member and be subject to the provisions of the Stipulation governing the Settlement, including the terms of any Judgment entered and the releases given. This means that each Settlement Class Member releases the Released Plaintiffs’ Claims (as defined in ¶ 27 of the foregoing Notice) against the Released Persons (as defined in ¶ 28 of the foregoing Notice) and will be enjoined and prohibited from filing, prosecuting, or pursuing any of the Settled Claims against any of the Released Persons whether or not such Class Member submits a Proof of Claim Form.

60.     Participants in and beneficiaries of any employee benefit plan covered by ERISA that is affiliated with Akorn (“ERISA Plan”) should NOT include any information relating to their transactions in Akorn common stock held through the ERISA Plan in any Proof of Claim Form that they may submit in this Action. They should include ONLY those Akorn common stock that they purchased outside of the ERISA Plan.

61.     The Court has reserved jurisdiction to allow, disallow, or adjust on equitable grounds the Claim of any Settlement Class Member.

62.     Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to his, her or its Proof of Claim Form.

63.     Only Settlement Class Members or persons authorized to submit a claim on their behalf will be eligible to share in the distribution of the Net Settlement Fund. Persons and entities that are excluded from the Settlement Class by definition or that exclude themselves from the Settlement Class pursuant to request will not be eligible to receive a distribution from the Net Settlement Fund and should not submit Proof of Claim Forms.

64.     Defendants shall not have any liability, obligation, or responsibility for the administration of the Settlement, the disbursement of the Net Settlement Fund, or the plan of allocation.

CALCULATION OF RECOGNIZED LOSS

65.     For shares of Akorn common stock purchased during the Class Period and sold on or before January 8, 2019, the “Recognized Loss” shall be that number of shares multiplied by the lesser of: 5

A.	the applicable purchase date artificial inflation per share figure less the applicable sales date artificial inflation per share figure, as found in Table A; or

B.	the difference between the purchase price per share and the sales price per share.

5 The Recognized Loss for any paired purchase and sale transaction cannot be negative (i.e. there are no offsetting “recognized gains”).

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66.     For shares of Akorn common stock purchased during the Class Period and sold from January 9, 2019 through April 8, 2019, the “Recognized Loss” shall be that number of shares multiplied by the least of:

A.	the applicable purchase date artificial inflation per share figure, as found in Table A; or

B.	the difference between the purchase price per share and the sales price per share; or

C.	the difference between the purchase price per share and the average closing price between January 9, 2019 and the date of sale, as found in Table B. [6]

67.     For shares of Akorn common stock purchased during the Class Period and still held as of the close of trading on April 8, 2019, the “Recognized Loss” shall be that number of shares multiplied by the lesser of:

A.	the applicable purchase date artificial inflation per share figure, as found in Table A; or

B.	the difference between the purchase price per share and $3.81, the average closing price between January 9, 2019 and April 9, 2019, as set forth in the last entry on Table B.

ADDITIONAL PROVISIONS

68.     FIFO Matching: All purchases/acquisitions and sales of Akorn common stock in the Class Period shall be matched on a First-In-First-Out (“FIFO”) basis. This means that sales of Akorn common stock during the Class Period and any time thereafter will be matched first against any holdings of Akorn common stock at the beginning of the Class Period, and then against purchases/acquisitions in chronological order, beginning with the earliest purchase/acquisition made during the Class Period.

69.     Purchase/Sale Dates: A purchase/acquisition or sale of Akorn common stock shall be deemed to have occurred on the “contract” or “trade” date as opposed to the “settlement” or “payment” date. The receipt or grant by gift, devise or inheritance of Akorn common stock during the Class Period shall not be deemed to be a purchase, acquisition or sale of Akorn common stock for the calculation of an Authorized Claimant’s Recognized Loss amounts, nor shall the receipt or grant be deemed an assignment of any claim relating to the purchase/sale of the Akorn common stock unless: (i) the donor or decedent purchased the security during the Class Period; (ii) the instrument of gift or assignment specifically provides that it is intended to transfer such rights; and (iii) no Claim was submitted by or on behalf of the donor, on behalf of the decedent, or by anyone else with respect to those share or notes.

6 Pursuant to Section 21(D)(e)(2) of the Private Securities Litigation Reform Act of 1995, "in any private action arising under this title in which the plaintiff seeks to establish damages by reference to the market price of a security, if the plaintiff sells or repurchases the subject security prior to the expiration of the 90-day period described in paragraph (1), the plaintiff’s damages shall not exceed the difference between the purchase or sale price paid or received, as appropriate, by the plaintiff for the security and the mean trading price of the security during the period beginning immediately after dissemination of information correcting the misstatement or omission and ending on the date on which the plaintiff sells or repurchases the security.”

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70.     Short Sales: The date of covering a “short sale” is deemed to be the date of purchase or acquisition of Akorn common stock. The date of a “short sale” is deemed to be the date of sale of Akorn common stock. Under the Plan of Allocation, however, the Recognized Loss on all “short sales” is zero. In the event that there is an opening short position in Akorn common stock, the earliest Class Period purchases of Akorn Common Stock shall be matched against such opening short position, and not be entitled to a recovery, until that short position is fully covered.

71.     Common Stock Purchased/Sold Through the Exercise of Options: Option contracts are not securities eligible to participate in the Settlement. With respect to Akorn common stock purchased or sold through the exercise of an option, the purchase/sale date of the Akorn common stock is the exercise date of the option and the purchase/sale price of the Akorn common stock is the exercise price of the option.

72.     Schedule of Distributions: The first distribution will be made as soon as practicable after all claims have been submitted and the Court approves a plan of distribution. The first distribution will be made from the funds available as of the date that the proposed plan of distribution is submitted to the Court. Additional distributions from the Settlement Fund will be made approximately annually thereafter and will consist of funds: (1) remaining in the Settlement Fund after the previous distribution; (2) collected pursuant to the deposit of additional Available Settlement Shares into the Settlement Fund; (3) collected pursuant to any CVRs remaining in the custody of the Escrow Agent for the benefit of the Settlement Class and (4) earned by the Settlement Fund through interest or otherwise, less approved costs of notice and administration, approved attorneys’ fees and any further approved Litigation Expenses. If Lead Counsel determines that it is not economically practical to make an annual distribution because the amount of the distribution is small, the amount that would be distributed shall remain in the Settlement Fund until the next (approximately annual) distribution.

73.     Determination of Distribution Amount: At the time of each distribution in this Action, the total cash funds, Class Settlement Shares, and Settlement CVRs available for distribution as a result of the Settlement (the “Total Net Settlement Fund”) will be allocated on a pro rata basis based on each Claimant’s total Recognized Loss.

74.     Total Distribution Amount Capped by Market Loss: The sum of all distributions paid to each Claimant shall be that Claimant’s “Total Distribution Amount.” Each Claimant’s Total Distribution Amount shall be limited to the amount of the Claimant’s actual market loss. 7 To the extent that a Claimant’s pro-rata share of a distribution would otherwise cause a Claimant’s Total Distribution Amount to be more than the Claimant’s market loss, the amount of that distribution will be reduced such that the Claimant’s Total Distribution Amount equals the Claimant’s actual market loss. (Such Claimant would not receive further distributions). To the extent that a Claimant had a market gain with respect to all of his, her, or its purchases or acquisitions of Akorn common stock, during the Class Period, that Claimant will not be eligible for any payment under the Plan of Allocation (their Total Distribution Amount will be set at $0). Such Claimants will in any event be bound by the Settlement.

7 For purposes of calculating “Total Distribution Amount,” the value of the shares and CVRs distributed will be fixed as of the date of their distribution.  In the event there is no trading market from which to value the shares and/or CVRs, Lead Counsel will have discretion to value the shares/CVRs; provided, however, that such valuation will be equal among all Authorized Claimants.

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75.     For purposes of determining whether a Claimant had a market gain with respect to his, her, or its purchases/acquisitions of Akorn common stock during the Class Period or suffered a market loss, the Claims Administrator shall determine the difference between (i) the Total Purchase Amount8 and (ii) the sum of the Total Sales Proceeds9 and Total Holding Value.10 This difference will be deemed a Claimant’s market gain or loss with respect to his, her, or its overall purchases/acquisitions of Akorn common stock during the Class Period.

76.     De Minimis Limitation: If an Authorized Claimant’s Distribution Amount for any distribution calculates to less than $10.00, no distribution will be made to that Authorized Claimant. Those funds will be included in the distribution to other Authorized Claimants. No fractional Settlement Shares or Settlement CVRs will be issued.

77.     Distribution of Remaining Funds: This paragraph applies to any funds remaining in the Settlement Fund after the first distribution of recoveries in the Action following: (a) the expiration of the CVRs; and (b) December 31, 2024. After the Claims Administrator has made reasonable and diligent efforts to have Authorized Claimants cash their distribution checks, any balance remaining in the Net Settlement Fund nine months after the distribution of such funds shall be redistributed to Authorized Claimants who have cashed their most recent distribution and who would receive at least $10 from such redistribution, after payment of any unpaid costs or fees incurred in administering the funds, including for such redistribution. Additional redistributions to Authorized Claimants who have cashed a prior distribution and who would receive at least $10 on such additional redistributions, subject to the conditions previously noted, may occur thereafter if Lead Counsel, in consultation with the Claims Administrator, determines that additional redistribution, after the deduction of any additional fees and expenses that would be incurred with respect to such redistributions, is cost-effective. At such time as it is determined that the redistribution of funds remaining in the Settlement Fund is not cost-effective, the remaining balance of the Settlement Fund shall be contributed to non-sectarian, not-for-profit 501(c)(3) organizations recommended by Lead Counsel and approved by the Court.

8 The “Total Purchase Amount” is the total amount the Claimant paid (excluding commissions and other charges) for Akorn common stock purchased or acquired during the Class Period.

9 The Claims Administrator shall match any sales of Akorn common stock during the Class Period, first against the Claimant’s opening position in Akorn common stock (the proceeds of those sales will not be considered for purposes of calculating market gains or losses). The total amount received (excluding commissions and other charges) for sales of Akorn common stock, during the Class Period and during the 90 days following the last corrective disclosure (i.e. sold before the close of trading on April 8, 2019) shall be the “Total Sales Proceeds.”

10 “Total Holding Value” shall mean a holding value of $3.81 per share of Akorn common stock purchased or acquired during the Class Period and still held as of the close of trading on April 8, 2019.

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78.     Conclusive Effect: Payment pursuant to the Plan of Allocation, or such other plan as may be approved by the Court, shall be conclusive against all Authorized Claimants. No person shall have any claim against Lead Plaintiffs, Lead Counsel, Liaison Counsel for Plaintiffs, Defendants and their respective counsel or any of the other Released Defendant Parties, or the Claims Administrator or other agent designated by Lead Counsel arising from distributions made substantially in accordance with the Stipulations, the plan of allocation approved by the Court, or further Orders of the Court. Lead Plaintiffs, Defendants and their respective counsel, and all other Released Persons shall have no responsibility or liability whatsoever for the investment or distribution of the Settlement Fund, the Net Settlement Fund, the Plan of Allocation, the Total Net Settlement Fund, or the determination, administration, calculation, or payment of any Proof of Claim Form or nonperformance of the Claims Administrator, the payment or withholding of taxes owed by the Settlement Fund, or any losses incurred in connection therewith.

79.     Approval or Modification by the Court: The Plan of Allocation set forth herein is the plan that is being proposed by Lead Plaintiffs and Lead Counsel to the Court for approval. The Court may approve this plan as proposed or it may modify the Plan of Allocation without further notice to the Class. Any Orders regarding a modification of the Plan of Allocation will be posted on the settlement website, www.Akorn2019SecuritiesSettlement.com.

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TABLE A

Artificial Inflation in Akorn Common Stock

From	To	Per-Share Price Inflation
11/3/2016	4/6/2017	$12.44
4/7/2017	7/31/2017	$16.99
8/1/2017	2/26/2018	$26.18
2/27/2018	2/27/2018	$15.26
2/28/2018[11]	4/22/2018	$14.05
4/23/2018	9/30/2018	$7.78
10/1/2018	1/8/2019	$0.42

11 This Plan of Allocation treats February 27, 2018 and February 28, 2018 as two separate corrective disclosures, even though the price declines were alleged to be part of the same corrective disclosure. This treatment will improve the efficiency of administration. Furthermore, it is possible that the proof would show that additional information related to the alleged fraud entered the market on February 28, 2018.

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TABLE B

Average Closing Price from January 9, 2019 Through the Date Listed per Share of Akorn Common Stock

Sale / Disposition Date	90-Day Lookback Value	Sale / Disposition Date	90-Day Lookback Value	Sale / Disposition Date	90-Day Lookback Value
1/9/2019	$3.48	2/8/2019	$3.90	3/12/2019	$3.97
1/10/2019	3.53	2/11/2019	3.90	3/13/2019	3.96
1/11/2019	3.60	2/12/2019	3.92	3/14/2019	3.95
1/14/2019	3.61	2/13/2019	3.93	3/15/2019	3.94
1/15/2019	3.66	2/14/2019	3.95	3/18/2019	3.93
1/16/2019	3.66	2/15/2019	3.96	3/19/2019	3.92
1/17/2019	3.65	2/19/2019	3.98	3/20/2019	3.91
1/18/2019	3.64	2/20/2019	3.98	3/21/2019	3.90
1/22/2019	3.64	2/21/2019	3.99	3/22/2019	3.89
1/23/2019	3.66	2/22/2019	3.99	3/25/2019	3.88
1/24/2019	3.70	2/25/2019	3.99	3/26/2019	3.87
1/25/2019	3.74	2/26/2019	4.00	3/27/2019	3.86
1/28/2019	3.76	2/27/2019	3.99	3/28/2019	3.85
1/29/2019	3.78	2/28/2019	3.99	3/29/2019	3.85
1/30/2019	3.80	3/1/2019	4.00	4/1/2019	3.84
1/31/2019	3.80	3/4/2019	4.00	4/2/2019	3.83
2/1/2019	3.80	3/5/2019	4.00	4/3/2019	3.83
2/4/2019	3.82	3/6/2019	3.99	4/4/2019	3.82
2/5/2019	3.84	3/7/2019	3.98	4/5/2019	3.81
2/6/2019	3.86	3/8/2019	3.98	4/8/2019	3.81
2/7/2019	3.88	3/11/2019	3.97

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